Exhibit 99.1

FINAL TRANSCRIPT

CCBN StreetEvents™

CCBN StreetEvents Conference Call Transcript

AA - Q1 2003 ALCOA Earnings Conference Call

Event Date/Time: Apr. 23. 2003 / 4:00PM ET
Event Duration: 57 min

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CORPORATE PARTICIPANTS

William Oplinger

ALCOA—Director, Investor Relations

Rich Kelson

ALCOA—EVP, CFO

John Pizzey

ALCOA—EVP, Group President, Alcoa Primary Products

CONFERENCE CALL PARTICIPANTS

Wayne Atwell

Morgan Stanley—Analyst

J. Alberto Avia

Goldman Sachs—Analyst

Daniel Roling

Merrill Lynch—Analyst

Tony Lesiak

HSBC—Analyst

PRESENTATION

Operator

Good day and welcome to the Alcoa 2002 first quarter analysts’ meeting. Your moderator for today will be Bill Oplinger.

Please proceed, Mr. Oplinger.

William Oplinger - ALCOA—Director, Investor Relations

Thank you. Good afternoon. Thank you for attending Alcoa’s first quarter 2003 analysts workshop.

At todays meeting we have Rick Kelson, Chief Financial Officer, who will provide an overview of the quarter and current outlook for the second quarter. Also we have John Pizzey, President of the Primary Products Group, who will give you an update on the upstream businesses strategy and some of our recent announcements.

Before I turn it over to Rick, I would like to remind you that in discussing the company’s performance today, we have included some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to future events and expectations and involve known and unknown risks and uncertainties. Alcoa’s actual results or actions may differ materially from those projected in the forward-looking statements. For a summary of the specific risk factors that could cause results to differ materially from those expressed in the forward-looking statements, see Alcoa’s annual report and form 10K for the year ended December 31, 2002 filed with the SEC.

In our discussions today, I’d also like to remind you that we have included some nonGAAP financial measures. You can find a presentation of the most directly comparable GAAP financial measures calculated in accordance with generally accepted accounting principles and our related reconciliation on our website at www.alcoa.com under the invest section.

At this point, I’d like to turn it over to Rick Kelson.

Rich Kelson - ALCOA—EVP, CFO

Thank you, Bill. Good afternoon.

Alcoa’s first quarter earnings were released early in April, giving many of you time to digest and carefully review the results. Today I would like to discuss the results, offer some insights into our progress towards achieving our stated objectives. I will also give you our outlook going forward on some of our key markets. I would like to begin with some first quarter highlights.

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As you know, we had strong results in the quarter, particularly given the economic environment. Let me begin with some of those highlights.

First we continued to live our values. This is best shown by the progress we continue to make in safety and we’ll come back to talk about safety some more a little bit later. Income from continuing operations was 23 cents per share versus 22 cents a year ago and a loss of 15 cents in the fourth quarter. We continue to grow the top line with the Ivex and Fairchild acquisitions and gross margins expanded by 1.1 percentage points despite even higher energy and benefit costs.

In addition, we experienced sequentially quarter profitability in all of our segments, excluding Packaging and Consumer which saw seasonal declines. More noteworthy on a year ago basis Packaging and Consumer nearly doubled in profitability. We continued to manage our capital spending in this uncertain economic environment, however the reduction in CAP EX was offset by increases in working capital.

Lastly, much of the profitability improvement was driven by cost improvements. These improvements were a result of accelerating the benefits from the fourth quarter restructuring and cost containment activities we took throughout the year 2002.

Now, let me turn to safety. As you know, safety is the first metric against which we measure Alcoa’s performance. Alcoa’s lost workday rate through March, excluding Ivex and Fairchild facilities currently stands at an outstanding 0.11 lost workdays.

This year-to-date figure represents a 25% improvement over the full year of 2002 rate of 0.15 for the same facilities. Because we reached our 2003 goal of 0.15 one year early, we have set a new milestone for the year 2005 of 0 .075 lost workdays and our first quarter performance puts us about halfway down the path to achieving this milestone. At this rate, this year’s current rate, we will have 52 less lost workday accidents on an annualized basis relative to the year 2002. Quite impressive.

I would like to point out that we have numerous plants that have worked more than two million hours without a lost workday. These include refineries and smelters. Example would be San Louise, 3.5 million hours without a lost workday, [Beckincore] and [Quinnana] with 2 million hours worked each without a lost workday. And, of course, our quest for zero incidents is still our real aim.

Now, let me turn to the financial performance in the quarter. The slide you are looking at compares our first quarter results — excuse me, with the prior quarter. Relative to the fourth quarter, earnings improved as revenues increased by $51 million while costs declined. Excuse me. Higher LME prices up $34 a ton or 2.5% coupled with the Fairchild acquisition helped to offset lower third party alumina and primary shipments in seasonably weaker packaging sales.

I’m particularly pleased with our cost control performance this quarter as we identified $52 million of cost savings which helped to offset higher energy costs resulting in a net $15 million reduction in costs to 79.7% of revenue down 1.1% from the prior quarter. SG&A declined by $45 million or 13% to 5.8% of sales down from 6.7% in the prior quarter. Much of this is due to nonrecurrence of deferred comp costs in the fourth quarter. Minority interest expense increased due to better earnings at AWAC, Aluminia, and Alcoa Fujikura

There is also $41 million line reconciling GAAP net income to income from continuing operations consists of three items: the $47 million cumulative effect of adopting FAS 143 or accounting for asset retirement obligations which was offset by $3 million of operating income from discontinued ops; and a $3 million reversal in the prior restructuring charge. The new accounting you’ll see as we have changes from what we — actions we took in the fourth quarter, you will see these kind of minor adjustments. We took a $47 million cumulative effect charge related to the adoption of FAS 143 the new accounting standard for asset retirement obligation. This standard applies to the cost associated with remediation of certain long-term assets. In our case it applies to the disposal of spent pot lining or SPL.

Under previous accounting standards the liability was not recorded until the lining was physically removed from the pot. Under the new standard the present value of these future disposal costs are capitalized when the pots are lined and the assets placed in service and then there’s five to seven years before they are removed. They are then depreciated and acreated during their economic life. I think the important thing to note is the ongoing operating costs are not materially different between the two standards. Earnings from continued operations excluding one-time charges improved $59 million relative to the prior quarter.

Now, let’s turn to the market condition. As you look at the chart on the left, revenues in the first quarter were $5.1 billion. This chart shows the distribution of revenues per market. Packaging and upstream together represent slightly less than 50% of our external revenue. In this definition of packaging, we include rigid packaging or can sheet. Followed as you can see by automotive with 15%, aerospace and building and construction both at 10%.

You’ve seen some shifting around here with the acquisition of Fairchild showing up in the aerospace market and the seasonal slowness in packaging. There’s a slight shift from packaging to aerospace in this quarter for those of you who recall the prior quarter.

On the right you can see the relative change percentage from the fourth quarter and the year-ago period. Our upstream businesses, alumina in particular experienced favorable pricing relative to the

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prior periods. Despite higher LME prices upstream external revenue was flat as a higher percentage of production was shipped internally than the same period a year ago.

In our downstream businesses, automotive revenue remains strong, particularly in the wiring harness or AFL business, leading to a 14% increase sequentially and an 18% increase year-over-year. Industrial products was also strong. Commercial transportation has also held up reasonably well as our forged products division continues to make share gains with a variety of wheels offerings it has. This is reflected in the 14% year-over-year revenue increase in this market. The notable aerospace growth is fueled mostly by the Fairchild acquisition. Removing Fairchild, aerospace would be up 10% sequentially and down 6% year-on-year.

Packaging showed as I mentioned before, seasonal weakness declining 10% sequentially while up 7% year-over-year in part certainly due to the Ivex acquisition. As you can see, both the building and construction market impacted by cold weather and commercial construction downturns and the IGT market fell off from prior periods.

Now, let me turn to the segments. Once again, we’ve tried to give you an idea of the relative importance of the markets in the segments and that would be these pie charts that will be on the left-hand side of the page and they are based on first quarter revenues.

On a sequential basis, from the first quarter ‘03 compared to the fourth quarter ‘02, after tax operating income was sequentially up $7 million or 8%. Realized aluminum pricing increased 15% or $21 per ton reflecting higher three-month LME prices in the fourth quarter remembering the price lag here and then higher spot prices up to $225 per ton. And these price increases more than offset total volume decline of 6% as some shipments slipped to later in the year.

Turning to the current business conditions. On the positive side here, we see as previously announced the restart of additional production at Point Comfort, this should boost our volume to a run rate of 2.3 million metric tons a year by the end of the second quarter. This would be up from 1.8 million tons per year at the end of last year. We would expect to experience about a 300 thousand ton increase in 2003 as a result of this.

Now turning to primary metals. During the first quarter a little more than half of our revenue was generated internally, reflecting increased internal requirements, although total shipments within this market were unchanged. On a sequential basis, after tax operating income was up $9 million or 6%, realized pricing improved 3.6 cents per pound or 6% driven by favorable LME pricing and mix. Volumes were up 2% and higher prices in this segment more than offset higher energy costs.

Turning to current business conditions. On the positive side, we see total shipments in the quarter will be in line with the first quarter, and on the negative side, recent LME price trend is downward from the first quarter and is down approximately 1 cent on a 30-day lag basis.

Let’s turn to the flat role products segment. Can sheet business contributes a large share of the revenues for this segment. The rest is split between transportation markets, building and construction and the distribution channel. After tax operating income on a sequential basis is up $6 million at 13%. Third party revenue is up 2% while shipments were flat and while can sheet business was hampered by higher scrap and natural gas prices in this quarter, this was more than offset by strong results in the North American milled products and in Europe.

Turning to current business conditions, positives, the commercial transportation volume shows some signs of strengthening and the can sheet volume is expected to be higher based on normal seasonal patterns. On the negative side common alloy sheet volumes are now showing some softness.

Turning to engineered products. As we noted last quarter, this segment has the largest exposure to some of the most negatively affected downstream markets. Aerospace, industrial gas turbines, building and construction. However, I’m pleased to say the first quarter was a marked improvement from the prior period.

On a sequential basis — excuse me — after tax operating income was up $57 million. There were three main drivers to this improvement. First, the fourth quarter nonrecurring costs truly were nonrecurring. We didn’t have them in the first quarter. We had significant cost savings in the quarter and we’ll talk some more about that later on some specifics about cost savings. And we had some business pulled forward by a major aerospace customer as the possible strike hedge. Revenues were up $230 million or 20% boosted in large part by Fairchild.

Turning to the current business conditions. On the positive side, commercial transportation volume showed some signs of at least possibly strengthening. Fairchild will begin contributing margins in the second quarter. You will recall that Fairchild, due to purchase accounting and the step up in basis of the inventory, made no contribution to income in the first quarter. We expect to see that contribution begin in the second. We are also expecting to see some seasonal increase in building and construction. On the negative side, there are continued declines expected in the industrial gas turbine market. And also while automotive is steady, it does seem to be sensitive to further declines.

Moving on to our packaging and consumer segment. This segment experienced seasonal weakness which we would expect to rebound during the second quarter. On an sequential basis ATOI was down 11 million or 17%. Seasonal slow downs in consumer products were partially offset by cyclical rebounds in our closures business.

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The real story here, though, is the improvement year-over-year. The segment experienced a 25 million increase in after tax operating income reflecting the Ivex acquisition of approximately $8 million and higher margins in most of the businesses in this segment.

Turning to the current business conditions, the seasonal lows of the first quarter in consumer products business are behind us and we should start to see some building up. On the negative side Latin America is entering a normal seasonal downturn.

Next we’ll move on to our other segment. As mentioned last quarter, the primary driver of this segment on a revenue basis is automotive demand. On a sequential basis, ATOI is up $52 million. Much of the increase is due to the fourth quarter goodwill impairment, if you will, of $39 million in an after tax operating income effect in the telecommunications market. The improved automotive demand in volumes helped boost earnings in this segment offsetting cold weather that hurt Alcoa’s home exterior or building products business.

On a current business conditions on the positive side, seasonal improvements should occur in the residential building and construction markets as the spring selling season gets under way. On the negative side, no significant changes in the telecommunications market which continues to be depressed and we make the same comment we made about automotive shipments being steady, but sensitive to further production cuts as a possible negative.

I’d like to now turn to how we managed capital for the quarter. Given the uncertainty of demand in many of our key markets, we set a target of a 20% reduction in capital spending for 2003. As you can see from the chart on the upper half of the page, we’re on target. We’re on track to meet this goal, having spent just $180 million of capital in the quarter.

You should know that capital spending is certainly somewhat seasonal, so the $180 is not representative of a run rate spend, but I’d also ask you to note that it is the lowest spending since the acquisition of the Reynolds and Cordon acquisitions. As noted in the bottom half of the slide, however while we did work hard and manage to decrease working capital expenditures, working capital did increase in the first quarter. There are many drivers to this increase, but it’s mainly driven by higher revenues later in the quarter driving up receivables and then a seasonal build in inventories.

I’d like to turn now to our cost situation in the quarter. You’re all well aware of the increases that were experienced in energy costs during the quarter. On a sequential quarter basis, we saw increases of $75 million in energy costs and an increase of $110 million on a year ago — on the year ago quarter. This slide provides you some more detail about the sequential quarter increases by segment and by fuel type.

As you can see, the largest increases in costs were in the upstream businesses largely due to increases in natural gas prices and structural increases in energy costs in Canada that we highlighted in our January analyst workshop. Due to the volatility of this input costs, we don’t include it in the calculation of the cost challenge as it swings so much both ways.

Now, let me turn to our cost challenge and how we performed against the cost challenge. Earlier our financial statements highlighted the importance of cost reduction to improving our bottom line. Relative to our billion dollar cost challenge, we continue to make significant progress in the first quarter. Cost savings in the quarter were $52 million bringing the annual run rate on a cost savings to $880 million. On an annualized basis costs declines have accounted for $646 million and GASE has accounted for the remaining $162 million.

On a current quarterly run rate of $202 million indicates we have 48 million left to achieve or $16 million per quarter incremently. This is well within our grasp and we would expect to achieve the billion dollar challenge by year-end. Highlights from this quarter savings included $11 million at Hownet, largely driven by improved yields and recoveries and to a lesser extent to reduced head count; $7 million in our forging business due to productivity and procurement savings; $5 million in our automotive business stemming from procurement savings, head count reductions and improved productivity at our packing facilities; $4 million as another example at our mill products division, both as a result of procurement savings and head count reductions. All in all, from a cost saving perspective, an extremely satisfactory quarter.

Now let me turn now to ROC. This chart shows our profitability measured by ROC. The blue line represents Bloomberg top quintile ROC entry, the green line represents Bloomberg’s measure of Alcoa over a rolling four quarter time horizon. The red line shows our first quarter return annualized excluding the FAS 143 charge.

Although we are pleased that our first quarter performance of 6.4 on an annualized basis shows improvement from the fourth quarter, we certainly understand that a large gap remains. We remain committed to this goal and we continue to strive to achieve the top quintile. Our businesses are working hard to meet this goal on a run rate basis by the end of 2003. Indeed many of them will meet and exceed this goal. We believe in setting these high standards as we said many times before, and holding ourselves accountable to them.

With that, I would like to introduce John Pizzey, our Primary Products Group President. John, it’s all yours.

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

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Thanks, Rick. Good afternoon.

I’m here to talk about the Primary Products Group, and in doing that, I hope I will be able to build on what’s previously been said about our Primary Products Group and indicate that we are still very much on an aggressive path to the future, but that path is very consistent to what’s been said in previous meetings and in previous publications. The agenda will stick to this, I will talk about safety, cost improvements in North America, growth throughout the system and alumina and metal market update in general, a brief section on that.

I will start with safety. This — we continue our trend in the Primary Products Group, this is lost workdays on this slide. We are running at .13. That is slightly above where Rick said the corporation was, but you will note, this is the heavy end of the business, and that’s a very, very excellent result that the team has put in.

If I was to show you total recordables, which the injuries that do not cause lost workdays, you will see that a similar or better trend was, in fact, in place. And I stress that this time because safety is an important issue just because it’s — it is an important issue for staff. But, as I will explain during the presentation, and maybe in questions, we are putting the system under a degree of stress as we do a very aggressive restructuring. And to see that all the work force actually is responding and still getting a better safety figure is very pleasing to me, and to the corporation. And I think I should congratulate the — all the work force for that kind of results.

We will talk about the general group in these areas. I would like to talk about the improved existing capability—capacity by ABS. I will touch on the idling of high capacity, and then I will also talk about the opportunities we bring to the corporation both in Greenfield and Brownfields and acquisitions. Excuse me.

This slide was shown previously. The trend for decline of costs, which is the graph shown on the right-hand side is still something very much that the group adheres to. We do intend and we are on track to get these kind of declining cost indexes. They do include both internal cost savings and relocation — no repositioning our assets by closing of older high class smelters and refineries and replacing them with new. I think I will touch on further, but one of the issues that makes this kind of slide — or makes it a possibility, is, in fact, that we as a group must present to the corporation a significant expansion opportunities.

I will go into the expansion opportunities in more detail later on, some of the more current ones, but I think what we are achieving now, as you look in the aluminum division, we do have major expansion opportunities across the globe that can fit into a demand model, both for internal demand or when the market external requires it, we have positioned ourselves extraordinarily well to grow our Alumina business.

In aluminum or aluminum, we also now have significant expansion opportunities. This, to some extent, 12 months to two years ago, was a positioning strategy. Today we can talk about it as having been positioned and we can now implement as the windows of opportunity for external demand for metal or internal requirements of our downstream plants require.

The — the major change and the point I touched on in the safety data is there has been labor productivity gains realized throughout the U.S. system. This is a major thrust for the year 2003, and in fact in smelting already, at a run rate at the end of the first quarter, we had a $35 million realized to date saving in labor productivity in the smelters. We are on track to achieve 75 million run rate in the year 2003.

As indicated on the slide that we have seen reductions of people, this is not related to the current closures, these are reductions in increase in productivity of operating smelters at Messena. We have seen people leave. Eastalco and Rockdale, we have seen 50 people already leave and then a further 100 or so will go out.

A significant effort to change our cost structure in the smelting industry. Great cooperation throughout the division and from all our employees realization that productivity needed to be improved and this is a result we are seeing that happening, and we have plans to achieve the 75 million run rate by the end of the year.

In refining, substantially achieved what we set out to do at Point Comfort, the North American refinery that we have seen the labor force change there by 350 people. That is now operating. We will bring back the 6th unit mentioned by Rick. That’s starting up now. Very few people will come back with that. Again, a realization by our total work force that productivity in the United States had to be improved and is improved and these are the outcomes we are seeing. We are seeing a very, very pleasing result.

We have had the capacity curtailments announced at Messena, about 60,000 tons curtailed on an annualized basis to avoid high cost interruptable power. That power — we have basic contracts for what we call the Messena east and the Messena west plants, but we do buy in the spot market or in the short-term market some power, which is, as I say interruptable. We have decided at the high prices, not to buy that power and turn back production accordingly. And we will sell excess alumina into the market place.

At Intalco there is an issue around the VPA power that—price that is anticipated to increase or it is proposed by BPA to increase on October the 1st. We have announced and indicated that the increases they have suggested, we would not — we would curtail based on current projections of metal price for that period, and so that’s a — is an anticipation of closure of that line, that Alcoa line at that time when that power price, if it is increased.

As we look forward in smelting, we do have the situation where we now have an approved smelter in Iceland. All the approvals are

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now — have now been obtained. There are some minor issues that are subject to appeal, but we do not feel threatened by any of that. The smelter is to be built at 322,000 metric tons. The energy will be supplied by a new hydro facility that is now in construction by the local power company which is 50% independent and 50% owned by the government. The project cost, our share of the project cost, is just over the billion dollars. And it will come on stream to produce metal in the period out in 2007, and we will start construction in 2005.

The very interesting point about this with these commitments made, we have a situation where the power plant is built ahead of the smelter, and that gives us an excellent opportunity to work through the next 12 to 18 months to make sure we optimize the total capital structure of this venture. And so we’re using the front end very productively to make sure this is the low cost capital smelter in the world.

We have achieved at [Bay Como] a supply of power that will allow the current 437,000 ton — metric ton smelter to be increased to 547,000 tons. That’s, as you see that’s about 110,000 ton growth. The issue here is that we have a significant window of opportunity. There is some very low cost Brownfield opportunities associated with the pre-baked smelter, the fairly new pre-baked smelter. We will put those in place at the front end of that program. As the (INAUDIBLE) come to their economic life which is more like 2007, we will be replacing them with pre-baked.

This is an expansion and retrofitting of assets to low cost pre-baked. It will take a fair span of time to build and we will optimize the installation of new parts and then look at the retrofitting or the replacing of the (INAUDIBLE) parts at the back end of that time frame.

Recently, we announced the signing of an agreement, an MOU with the Quebec government to get the power to expand the [Dishumbery] smelter. This smelter already is an outstanding asset. It was built by (INAUDIBLE), came across in that purchase. AP 30. We believe one of the best AP 30 (INAUDIBLE) technologies in the world. We would effectively double the capacity by putting a new AP 30 line. Of course the lines are now a little bit bigger, a little bit more efficient, a little bit better, but it would be a duplicate line. That has — that power or that smelter can be brought on in that window of 2008 to 2013.

We have the ability to decide when the smelter should go into construction and bring metal on. We will determine that by market opportunity, but it is very pleasing to have reached agreement with the Quebec government to expand this smelter. This truly is a gem in our smelting line-up.

On alumina capacity, expansions that are already under way is the Jamacian expansion, the 125,000 tons that we get is part of a 250,000 ton expansion that we will bring to mechanical completion later this year. That expansion was based on — some very good Brownfield opportunities and is also the result of an excellent productivity arrangement we reached with the work force down there. Jamaica had been a high cost area to run refineries. This expansion was the productivity gains will take it into the second quartile . The interesting thing is this also gives a stepping stone to a doubling of that capacity which could add over a million tons to it. And that would take this refinery into the first quarter. Jamaica, in the last 12 to 18 months has become a great opportunity for us.

In Suriname, capacity increase of 280,000 tons round figures of which we would be roughly half. That, we are preparing the engineering for that at the moment. We hope to present it to the corporation for approval later this year and commence construction next year. Not a final decision on that, but again an excellent Brownfield opportunity that takes the already low costs [ INAUDIBLE ] refinery and adds capacity there.

The next heading which is Australia, talks about Pinjarra, the very good optimization strategy, even since this slide has been produced the 365,000 tons is probably nearer to 500,000 ton opportunity. It is really about optimization of what we have at that refinery now. Yield improvements and the like. No decision on that, but that’s sitting there to be taken advantage of as soon as the market requires. We also had the wager up opportunity and, again, the slide doesn’t speak to it, but there is excellent opportunities in Brazil should we wish to. Again, these are opportunities that are presented to us in both smelting and alumina and they will be commenced and implemented as we see the windows of opportunity in the market place.

I wanted to touch a little bit on supply and demand. With this data is — that’s presented on the graph is just used data from January of 2003. I don’t make predictions, it’s not Alcoa’s intent to make predictions, but we just—we wanted to give an indication of why would we think there was opportunities out here and what was our rational for the new smelters and refineries.

Well in smelting, basically, we have a repositioning strategy so that’s a fundamental rational, but we also believe there is fundamental growth in the market. And even though, and I show this quite openly, there is a surplus of supply at the moment, the trends in smelting is still that there — it will go on somewhere about 2.5, 3.5%, maybe even more growth over the time. So there will be a need for new smelters. We have this excellent opportunity that we not only can play the growth model in totality, we can also play the repositioning model if we have to and are willing to do so. So the smelting supply situation demand there will be growth.

I’m not the born pessimist that all growth is stopped there will be growth but coupled with the repositioning strategy, we find even the future with the slight over supply there is at the moment, still very attractive to us.

In alumina the situation is slightly more optimistic as you we know. There is probably a balance to shortage position in the

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market place. And again, this shows from CIU a slight shortage. I actually believe this underestimates the shortage. For no better reason that if you aggregate the surpluses that CIU suggested existed between ‘93 and 2002, we would have to find a surplus of alumina of 4 million tons somewhere hiding out there in the market place, so I can assure you it doesn’t exist. There is no 4 million stealth tons in alumina supply. So this probably over estimates the surplus and maybe underestimates the current deficits that are there. But anyway the market is still growing. There is a very real need for refineries.

We will not, I think as you look at the way we have positioned our construction program at the moment, we are not building ahead of the market. We are very much aware of the market and we will build to coincide with the market. So our strategy here, although this is a fairly optimistic medium term, is still much of a balanced and prudent approach to new production.

The primary products group, as I said at the outset is basically on the same journey, we are very much directed at reducing costs in the system. That requires productivity increases, we are doing that. We are renegotiating power contracts where they are — where it’s possible to do and we are repositioning our raw material supplies to lower cost sources where that’s possible to do.

I think the effort in the primary group is very much on focused on cost reduction. We are not scared to idle high capacity, very much related to our cost position and market pricing, and demand that we have for the metal, so when the demand is not there, we are quite willing to idle our capacity and that’s what we are doing. We do not believe in just building stock for that future that may not come.

And basically, we also see our expansion totally hanged to low capital cost facilities and particularly with smelting to low power costs and we have now over the last 12, as I say 12, 18, maybe 24 months we have given ourselves opportunities both with the (INAUDIBLE) positions we can develop, the smelting positions we can develop, this is no longer a pipe dream. We truly have a (INAUDIBLE) position where we can do low capital cost ventures with low energy cost. Thank you very much.

William Oplinger - ALCOA—Director, Investor Relations

Thank you, John. At this point, I would like to open up for questions. First, before you state your question, please state your name and your firm name and the first question.

Rich Kelson - ALCOA—EVP, CFO

Bill —

William Oplinger - ALCOA—Director, Investor Relations

Let me let Rick take the first question off the table.

Rich Kelson - ALCOA—EVP, CFO

We have had a number of you have asked about our cash funding requirements for pension, and so I thought I would take a minute and walk through that.

Our Alcoa plans one and two which are our salary and hourly plans and are something in excess of 80 some percent of our obligation for pensions, our largest pension the U.S. domestic plans have an (INAUDIBLE) credit of approximately something in the order of $765 million. So assuming steady discount rate of 6.75%, which is our current discount rate that we are using, and for that matter, with annual returns in the plan fund themselves, they say as low as 2%, we have no funding requirement for those two major plans for the years ‘03, ‘04 and ‘05.

As we have told you before cash for the other plans in ‘02 our cash contributions totalled $59 million. We would anticipate the contributions in ‘03 totalling something like $100 million with the $40 million being split equally, $20 million for our foreign and global plans and $20 million additional for other U.S. plans, most of which have come from our acquisition in the past. Just a point to help you calibrate that, the biggest driver in these changes for us would be discount rate changes. So, for example, a 50 basis point upward change in the discount rate would improve our funding by $450 million. So our situation the sensitivity is 50 basis points is equal to $450 million swing in the pension funding and liability account. Thanks.

William Oplinger - ALCOA—Director, Investor Relations

All right. At this point we will turn it over for questions.

QUESTION AND ANSWER

Wayne Atwell - Morgan Stanley—Analyst

Thank you. This is Wayne Atwell with Morgan Stanley.

John, I have a question for you. When I talked with BPA this morning they said their rate is likely to go up 13% in the September period. That’s not a lot with the power cost where it is and alumina where it is. Why wouldn’t you shut Intalco down now and sell that aluminum on the open market? I would think you could make a lot more by selling Alumina and maybe even reselling the power than by making aluminum?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Under previous contractual arrangements there is effectively a low cost power situation in Intalco that runs through to the end of September and that would—that justifies running Intalco.

Wayne Atwell - Morgan Stanley—Analyst

Could you sell that power?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

No.

Wayne Atwell - Morgan Stanley—Analyst

Oh, okay. Thank you.

J. Alberto Avia - Goldman Sachs—Analyst

J. Alberto Avia from Goldman Sachs. Couple of questions, John.

With regards to the opportunities to shutdown capacity in order to sell Alumina as you are doing in New York, do you see any other opportunities in other smelters?

And the second question would be with all the capacity you are announcing, one of the biggest challenges of the aluminum industry is the capacity expansions in China given that the cost of expanding is so much lower in China. Are you seeing any major change in China that is making you more confident to commit capital on smelter expansions?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Firstly, to go to the alumina sales, yes of course we’d sell alumina sales. I have to say I do not start with the premise that we are going to sell Alumina. We have looked at total cost base and a whole lot of implications. So the selling of the Alumina is really the cherry on the icing on the cake to be perfectly honest. We have made fundamental decisions about where our cost base were the flexibility we have in power the nonflexibility in labor and that drives you to decision and you make it against a realistic alumina price. We will sell the alumina. It really is a secondary and tertiary analysis.

So we will not be walking the world at this stage just to sell alumina. I don’t think that’s the—We need the metallic for a start. We have an internal demand. We will keep it under review, but we need the metallic.

On the China situation, I’m sure Rick will have his view as well. I actually stood before this crowd some time ago, six months ago, and repeated the same thing. I think the situation in China is proving to be short-term balances, but — short-term aberrations of supply and demand coming in and out of China which is really part of a long-term trend that their balance produces to maybe slightly long to maybe slightly short. And as you look inside the China equation, and we have been fairly consistent on this over the last several months, if not year, that they are building program, yes their capital cost is low, but they also have power issues, they have capital issues in general, they also seem to be well atuned to market pressures, and so they are, for whatever reason, a much more balanced system than some of the doomsday predictions that occurred 12 months ago. I am not concerned with China.

Rick?

Rich Kelson - ALCOA—EVP, CFO

I would agree totally with John. I think that accurately states it as well as I think your first point is worth reiterating. You are talking about Messena, you are talking about 120,000 —

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Annualized.

Rich Kelson - ALCOA—EVP, CFO

Annualized. So it’s not a lot of alumina.

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John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Very small.

Daniel Roling - Merrill Lynch—Analyst

Daniel Roling with Merrill Lynch.

We have been hearing about the possible decoupling of alumina from aluminum and some of your competitors are actively trying to promote that. Would you give us your view on that? And is it in the best interest of an aluminum company in the long run?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

There has been a lot of talk. Firstly, I think the decoupling of alumina and metal has some fundamental logic to it.

The manufacturing inputs to alumina and the supply demand of alumina is basically different from the manufacturing inputs and the supply demand of metal. Probably I have to plead guilty because I probably did the first LME contract on alumina some 20 something years ago. So we did — so I am well aware of the percentage of metal kind of arguments, ability to pay and all that kind of stuff. I think there is both pressure on decoupling and it’s probably a positive thing. As all I would suggest on top of that these issues are fought out in the market place. I have read the words, I haven’t seen them walk the talk.

Anthony Rizzuto, Jr: Tony Lesiak, HSBC Rizzuto, Bear Stearns.

John, two questions on smelting for you. First question, if you can help us a little bit with inert (INAUDIBLE) and just where is that and when are you likely to make an announcement regarding commercialization?

Second question on Rockdale. I know you have got to bring down your sulfer dioxide emissions and you might be looking at a closure there. Can you tell us the status of Rockdale, Texas?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Yeah, sure. First. We are on track, I have a commitment to Alain and I to get him information, so the decisions can be made about commercialization this year. We have an operating — we well understand the control technology now and we can control and run a pot. That’s something people said we could not do.

We have run a full pot. We have run a full pot test. There is the issue about the inert anode lasting long enough to make it commercially viable. We have to get the coft of the anode down to make it last long enough for that equation. I have to say we are still evaluating that and those are the tests that are going on now. To make sure we have a commercially viable, we have, I believe a technically viable inert anode and we must make it commercially viable. I do not expect to be able to announce that before mid-year.

In the second half of the year we have to make some decisions or move on or commercialize it. That’s the issue. The kinds of hurdles that you couldn’t control with plastic is (INAUDIBLE) The issue is can you commercially retrofit or should you go Greenfield? I think they’re more the issues and that’s really about the life of the inert. Nothing is inert. This has to be about the life of the inert anode. So we are coming along. I think that’s all I can say at this moment.

On Rock Dale. Let me just make sure everyone is clear about Rockdale. Rock Dale is currently operating. [ INAUDIBLE ] We can run Rockdale on four units independent of the environmental thing. Why?

Unit four power station at Rockdale would run 170 to 180,000 tons round figures. That could run out into the future no worries. And is not part of any of the recent agreement that was met. The issue relates to the three small power stations what we call unit obviously, one, two and three. There’s a clever name. And that needs to be — that needs to be BPA standards.

Whether we spend the money on that is a question we’ll be addressed over the next 12 months. If we spend the money on that, of course, that does two things. It allows us to run two more pot lines, which is only 80,000 tons, back up to the 265,000 round figures. But also actually puts us back into the power business because we have then surplus power. So there’s a big trade-off between metal, capital and the power supply being in the power business. Those equations will be run out.

The issue that will we close Rockdale and walk away? I think is not — is always an option. It is not one we are pursuing because we can run round figures, 180,000 tons any way.

Rich Kelson - ALCOA—EVP, CFO

The only thing I would add to what John just stated was the choice certainly is ours to build the power station, and it would have to pass our normal hurdle rate so we’ll be making typical capital decision of what to do with those three power plants versus two more lines of smelting capacity.

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

And that’s absolutely right, but I would also — this is one of these things about opportunity and how you capitalize on opportunity is important. This is a footprint for a lig night power station that can

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meet all the licensing requirements if this money is spent. This is a very interesting power play, let alone a smelting play.

William Oplinger - ALCOA—Director, Investor Relations

All right.

[Tony Lesiak, HSBC]: Tony Lesiak, HSBC (INAUDIBLE) from HSBC. Just got a quick question on the power contract for the Eastalco or Fredic smelter. My understanding was that expired March 31st?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

In fact we have just got agreement — one of my people will stand up and correct me if I’m wrong we have just got agreement to extend that power contract three years, I believe. Actually extend and change to a more favorable power plant. I think that’s the —

William Oplinger - ALCOA—Director, Investor Relations

We did a great job of answering all the questions before, I bet Wayne has a follow-up here.

Wayne Atwell - Morgan Stanley—Analyst

Could you give us an update on PINGO? I know that you had pushed that decision back. My understanding was you were trying to work out the power commitment for an extended period. Are you likely to get equity in a power plant? How do you stand with the power issue and your PINGO potential acquisition?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Well, as we’ve said many times before, when we — we won’t move ahead with PINGO until we do get an acceptable power arrangement. Long-term power arrangement. Whether it will be long-term contractor equity, we are open to any number of approaches, as long as there is a commitment to long-term power. We remain very optimistic that we will be able to resolve those kinds of issues. That we will come up with long-term power.

These things take time. So I’m not surprised that it’s kind of taking more time than may have originally have been stated, but we continue to negotiate and remain hopeful that we’ll resolve that positively.

Wayne Atwell - Morgan Stanley—Analyst

Is there any progress? And is it likely you would be an owner or purchaser of the power?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

There’s—there’s really not appropriate at this point to say more than I have.

Wayne Atwell - Morgan Stanley—Analyst

If you are a purchaser, you can get an extended contract 10, 20 years?

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

We have made that very clear. For us long-term contract is a 20-year kind of contract minimum.

William Oplinger - ALCOA—Director, Investor Relations

I guess if there’s no more questions — we have one more question and that will wrap it up.

Daniel Roling - Merrill Lynch—Analyst

Thank you. Daniel Roling with Merrill.

Could you give us an update on any information you might have about the outlook for aerospace? Is there any change there or on the industrial gas turbine? I notice the percentage declined down less than the prior year. But is there any positive — I guess what I’m referring to is there’s been some press that China has been in the market looking for industrial gas turbines and now Iraq rebuilding the system would be industrial gas turbines.

John Pizzey - ALCOA—EVP, Group President, Alcoa Primary Products

Clearly the industrial gas turbine market is still not good. But it’s the U.S. that’s in the worse shape and there are some of those signs of some small improvement in Europe and elsewhere. But I think we’ve pretty fairly portrayed the condition.

We see it going sideways or down still in the U.S. dominating that issue, although it’s — as more picks up in either Europe or other parts of the world, it may, you know, keep it going sideways but we really don’t see a major uptick.

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In aerospace, the numbers you saw for us, I think really reflect an effort on our part to work — and for that matter in IGP. We talk about working for share. I think you see is working for share. You can read all the public announcements in aerospace that we can. You’ve got some folks thinking it’s three years. You’ve got some folks thinking it’s two years. And some longer. But, again, I think you know what you’re seeing in our numbers reflects our effort at taking out costs and going after share.

William Oplinger - ALCOA—Director, Investor Relations

At this point, I would like to thank you for attending and wrap it up from here. Thank you.

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